Exhibit 10.4

SECOND AMENDMENT TO LEASE

SECOND AMENDMENT TO LEASE (Second Amendment), dated as of July 2, 2015 between 1325 AVENUE OF THE AMERICAS, L.P. (Landlord) having an office c/o Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, NY 10019, and CROWN MEDIA UNITED STATES, LLC, (Tenant), having an office at 1325 Avenue of the Americas, New York, NY 10019.

WITNESSETH:

WHEREAS:

A.           Landlord and Tenant have heretofore entered into a certain lease dated September 8, 2008 as amended by a certain First Amendment to Lease dated March 21, 2012 (First Amendment) (as amended to date, the “Lease”) with respect to the entire rentable area of the 22nd floor substantially as shown on the rental plan annexed hereto as Exhibit A in the building known as and located at 1325 Avenue of the Americas, New York, NY (Building); and

B.           The parties hereto desire to modify the Lease to provide for the extension of the term of the Lease, all upon such terms, provisions and conditions as are more particularly hereinafter set forth.

NOW, THEREFORE, in consideration of the provisions and mutual covenants hereinafter contained, the parties hereto agree to amend the Lease as follows:

1.           All terms contained in this Second Amendment shall, for the purposes hereof, have the same meaning ascribed to them in the Lease, unless otherwise defined herein. In the event there is any inconsistency between the terms of the Lease and the terms of this Second Amendment, the terms of this Second Amendment shall control.

2            The term of the Lease shall be extended so that the Expiration Date shall be changed from April 30, 2016 to October 31, 2026. Tenant shall continue to have the Extension Option contained in Article 33 of the Lease and as set forth in Exhibit B to the First Amendment.

3.           The extension of the term of the Lease as provided in Paragraph 2 hereof shall be on all of the same terms and conditions as are in effect as of April 30, 2016, except that, effective as of May 1, 2016 and continuing through the Expiration Date:

(a)        The parties agree that for all purposes of the Lease, the rentable area of the Premises is deemed to be 24,909 rentable square feet.

(b)        The Fixed Rent shall be $1,818,357.00 per annum through October 31,

2021, then, $1,967,811.00 per annum through the Expiration Date. Notwithstanding the foregoing, provided Tenant is not then in monetary or material non-monetary default beyond the expiration of any applicable notice and cure period, Fixed Rent only shall be abated from May 1, 2016 through and including October 31, 2016;

(c)         The Base Charge with respect to Tenant’s payment for electricity for the Premises shall be $80,954.25 per annum, subject to increase as provided for in Article 24 of the Lease and Tenant shall continue to be responsible for the Common Area Electric charge for the 22nd floor;

(d)        Tenant shall be obligated to pay Article 26 additional rent upon all of the same terms and conditions set forth in Article 26, except that Tenant’s Tax Proportionate Share shall be deemed to be 3.0267% and Tenant’s Operating Proportionate Share shall be deemed to be 3.1549%; Base Year Operating Expenses shall mean Operating Expenses for the Operating Year ending December 31, 2016 and Real Estate Tax Base shall mean the Real Estate Taxes for the Tax Year ending on June 30, 2016; and

4.           Upon Tenant’s execution of this Second Amendment, Tenant shall deposit with Landlord a replacement letter of credit (in form required by Section 31.06 of the Lease) in the amount of $909,178.50 and with a final expiration date of December 31, 2026. Provided Tenant is not then in default beyond any applicable notice and cure periods, then on November 1, 2021, the security deposit shall be reduced to the sum of $454,589.25; provided however, there shall be no further reductions in the security deposit. Upon the execution and delivery of this Second Amendment, the Guaranty to the Lease dated September 8, 2008 executed and delivered by HALLMARK CARDS, INCORPORATED, as modified by the Fust Amendment, shall be deemed null and void and of no further force and effect.

5.           Notwithstanding anything in the Lease to the contrary, Tenant agrees that Landlord shall not be required to perform any work or furnish or remove any materials with respect to this Third Amendment and Tenant accepts the Premises in its “as-is” condition. Tenant further acknowledges and agrees that Tenant shall not be entitled to any free rent (except as set forth in Paragraph 3(a) above), concessions or contributions of money from Landlord with respect to this Second Amendment, except as set forth in Paragraph 6 below.

6.            (a) Provided Tenant is not then in default of any term or condition of this Lease beyond the expiration of any applicable notice and cure period, Landlord shall pay Tenant an allowance (Tenant’s Allowance), solely against the cost and expense incurred in connection with the performance of alteration work, including upgrade of bathrooms (and during such upgrade, Tenant shall have the right to use restrooms on another floor in the same elevator bank as reasonably designated by Landlord) to the Premises and low voltage cabling costs (Tenant’s Work), including without limitation, fees payable to Tenant’s engineer and Tenant’s architect and project manager, if any, and the cost to file the final plans and obtain necessary permits, Tenant’s Allowance not to exceed $747,270.00. In the event that the cost and expense of Tenant’s Work shall exceed this amount, Tenant shall be entirely responsible for such excess. In no event shall more than the sum of $149,454.00 be paid from the Tenant’s Allowance for fees payable to Tenant’s engineers or architects or for any project management fees or for filing or permit fees. Tenant’s Allowance shall be payable to Tenant upon written requisition in installments as Tenant’s Work progresses, but in no event more frequently than monthly and in no event shall any portion of Tenant’s Allowance be paid to Tenant after May 1, 2020 (Tenant waiving any remaining Tenant’s Allowance not paid by such date). The amount of each installment of Tenant’s Allowance payable pursuant to any such requisition shall be an amount equal to the actual costs paid or payable by Tenant for completed portions of Tenant’s Work referenced in such requisition (as evidenced by the paid or due and payable invoices delivered to Landlord in accordance with the next sentence). Prior to the payment of any such installment, Tenant shall deliver to Landlord such written requisition for disbursement which shall be accompanied by (1) paid or due and payable invoices for the Tenant’s Work performed since the last disbursement subject to customary retentions; (2) a certificate signed by Tenant’s architect or an officer of Tenant certifying that the Tenant’s Work represented by the aforesaid invoices has been satisfactorily completed in accordance with the final plan; (3) partial lien waivers by contractors, subcontractors and all materialmen for all such work covered by the prior disbursement; and (4) with respect to the final disbursement of Tenant’s Allowance, which final disbursement shall in no event be less than ten percent (10%) of the maximum amount of Tenant’s Allowance set forth above, all Building Department sign-offs (including, without limitation, a Letter of Completion), inspection certificates and any permits required to be issued by any governmental entities having jurisdiction thereover and a general release or final lien waivers from all contractors and subcontractors performing Tenant’s Work. At any and all times during the progress of Tenant’s Work, representatives of Landlord shall have the right of access to the Premises and inspection thereof during ordinary business hours and upon reasonable advance notice and shall have the right to withhold all or any portion of Tenant’s Allowance (as shall be reasonably appropriate under the circumstances) as shall equal the cost of correcting any portions of Tenant’s Work which shall not have been performed in compliance with the provisions of the Lease if Tenant fails to correct same promptly after written notice from Landlord to do so; provided, however, that Landlord shall incur no liability, obligation or responsibility to Tenant or any third party by reason of such access and inspection except to the extent of Landlord’s negligence or willful misconduct. All of Tenant’s Work shall be performed in accordance with the applicable provisions of the Lease; and

(b)           Landlord shall also pay Tenant the amount of $256,935.00 within ten (10) business days after Landlord delivers to Tenant a fully executed counterpart of this Second Amendment. In consideration of such payment, Tenant releases Landlord from the payment of any other Tenant Allowances or other allowances for any work within the Premises which may be payable under the Lease.

7.          A new Article 34 (Tenant’s Option to Terminate) is incorporated into the Lease in the form attached hereto as Exhibit B.

8.          Each of Landlord and Tenant covenants, represents and warrants to the other that neither has had any dealings or communications with any broker or agent in connection with the consummation of this Second Amendment other than COLLIERS INTERNATIONAL NY, LLC (Broker) and each covenants and agrees to defend, hold harmless and indemnify the other and its respective agents and employees from and against any and all cost, expenses (including attorneys’ fees) or liability for any commission or other compensation claimed by any broker or agent with respect to this Second Amendment or the negotiation hereof claiming to have dealt with the indemnifying party. Landlord shall compensate Broker pursuant to separate agreement.

9.           Except as modified by this Second Amendment, the Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and, as modified herein, are hereby in all respects ratified and confirmed.

10.         The covenants, agreements, terms and conditions contained in this Second Amendment shall bind and inure to the benefit of the parties hereto and except as otherwise provided in the Lease, their respective legal successors and assigns.

11.         This Second Amendment may not be changed or terminated orally but only by a writing signed by the party against whom enforcement thereof is sought.

12.         This Second Amendment shall not be binding upon Landlord unless and until it is signed by Landlord and a fully-executed copy thereof is delivered to Tenant.

13.         Landlord and Tenant each represent and wan-ant to the other that it is authorized to enter into this Second Amendment and that the party executing this Second Amendment has the power and authority to bind Landlord or Tenant, as the case may be, and that any third party consents required for the execution and delivery of this Second Amendment have been obtained or have been waived.

14.         Landlord represents to Tenant that, as of the date of this Second Amendment, there is no superior mortgage covering the Building. Landlord shall use commercially reasonable efforts to cause any future holder of any superior mortgage to execute and exchange with Tenant a non-disturbance agreement in such holder’s customaiy form, but neither the Lease nor any of Tenant’s obligations under the Lease shall in any way be effected or modified (including, without limitation, the provisions subordinating the Lease contained in Section 27.01 of the Lease), nor shall Landlord be liable to Tenant in any manner, if such holder fails to execute and exchange such non-disturbance agreement with Tenant.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

Landlord

1325 AVENUE OF THE AMERICAS, L.P.
By: 1325 Rental GP, L.L.C., its general partner

By:	/s/ Jolanta K. Bott
Jolanta K. Bott
Vice President

Tenant

CROWN MEDIA UNITED STATES, LLC

By:	/s/ Andrew Rooke
	Name:	Andrew Rooke
	Title:	EVP & CFO

Acknowledgement: HALLMARK CARDS, INCORPORATED acknowledges and accepts the release of its Guaranty pursuant to Paragraph 4 of this Second Amendment.

HALLMARK CARDS, INCORPORATED

By:	/s/ Brian E. Gardner
	Name:	Brian E. Gardner
	Title:	Exec. Vice President